Exhibit 99.2

Ocean Power Technologies Completes Engineering of Merrows for Hot Climates

Enables Further Expansion to Middle East and Africa

MONROE TOWNSHIP, NJ, May 30, 2024- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has completed the necessary engineering for Merrows, its Artificial Intelligence capable Maritime Domain Awareness Solution, to be deployed in hot climates. The engineering efforts integrated lessons learned from current and previous deployments, including in Bahrain. These efforts were necessitated by increased interest in the solution in regions such as the Middle East, Sub-Saharan Africa, and North Africa.

The Company had previously completed hot climate deployments of the WAM-Vs and is now offering its integrated Merrows solution across most of the globe.

Philipp Stratmann, CEO and President of OPT, expressed his enthusiasm about this development, stating, “In addition to our recent expansion into Latin America, we are excited to start offering services in Sub-Saharan and North Africa, and the Middle East. Offering an integrated AI solution enables our potential customers to easily integrate PowerBuoys and WAM-Vs into their operations.”

For additional information about OPT and its services, please visit our website Ocean Power Technologies.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the continued success of its Merrows solution and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com